EXHIBIT 10.2

ADVANCE CONFIRMATION

United Life Insurance Company	March 24, 2011
118 2nd Ave SE
PO Box 73909
Cedar Rapids, IA 52407-3909

Member Number:     1131
Type of Advance:     Repo Advance
Advance Number:     110324A00003
Advance Amount:     29,900,000.00
Interest Rate:     0.37%
Interest Calculation:     Interest begins accruing on the day the advance settles and is calculated on an actual/360 day basis.
Settlement Date:     March 24, 2011
Maturity Date:    September 26, 2011
Payment Date:    Due on the Maturity Date.
Documentation:     FHLB Advances, Pledge and Security Agreement.
Prepayment Option:     United Life Insurance Company may elect to prepay this advance in whole by providing oral notice 2 business days prior to requested payment date.
Prepayment Fee:     The Bank calculates the prepayment fee using the following methodology:
All future cash flows (i.e., interest and remaining principal) scheduled up to and including the stated maturity date (or expected maturity date based on the Bank's assessment of the option exercise date in the case of an option-embedded advance) shall be discounted based on the Bank's current available cost of funds for each scheduled future cash flow payment date. The present value of the cash flows in excess of the remaining face amount of the advance plus any time value associated with option-embedded advances shall be deemed the prepayment fee. The computed prepayment fee excludes accrued interest. Accrued interest, the remaining face amount of the advance, and the prepayment fee shall be due to the Bank on the date of prepayment.

Prepayment fee = Present Value of Cash Flows (formula defined below) + any Time Value (time value is applicable to option-embedded advances only) - the outstanding face amount of the advance.

Where
t - The time of the cash flow
n - The time to stated maturity (or expected maturity for advances with embedded option)
r - The discount rate (The Bank's cost of funds at time t)
Ct -the net cash flow (the amount of cash) at time t
C0 - the outstanding face amount of the advance on the computation date (t = 0)
Upon payment of the prepayment fee, the rights and obligations of each party to the advance shall cease.

Please retain this in your files as evidence of disbursement. If you do not notify the Bank of any inaccuracies in this information within three (3) business days of its receipt, you are bound by the terms of this confirmation.
Federal Home Loan Bank MoneyDesk
1.800.544.3452 (11*)